                              DELTA AND PINE LAND COMPANY AND SUBSIDIARIES
                            PRO FORMA CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                   (in thousands, except share amounts)

                                           August 31,  May 31,
                                             1995        1996
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents           $     8,192 $     5,992
     Receivables                               5,252      81,129
     Inventories                              20,168      36,403
     Prepaid expenses                          1,159       1,215
     Deferred income taxes                     1,525       1,525
        Total current assets                  36,296     126,264

PROPERTY, PLANT and EQUIPMENT, net            41,091      50,428

NOTES RECEIVABLE FROM EMPLOYEES                  833         421
EXCESS OF COST OVER NET ASSETS OF
     BUSINESSES ACQUIRED, net                  1,463       5,988
INTANGIBLE ASSETS, net                         3,236       3,260
OTHER ASSETS                                   4,623       4,561

                                           $   87,542  $ 190,922

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Notes payable                          $      65  $  19,437
     Accounts payable                           6,142       9,186
     Accrued expenses                          11,746      58,098
     Income taxes payable                       6,157      10,882
        Total current liabilities              24,695      97,603

LONG-TERM DEBT                                 12,814      16,677

DEFERRED INCOME TAXES                           2,173       3,726

STOCKHOLDERS' EQUITY:
  Convertible preferred stock, par value
   $0.10 per share; 2,000,000 shares
   authorized, 450,000 shares issued and
   outstanding                                  -               45
  Common stock, par value $0.10 per share;
   50,000,000 shares authorized;
   20,855,655 and 20,957,431 shares issued
   and outstanding                               2,086       2,096
  Capital in excess of par value                12,626      19,538
  Retained earnings                             32,751      51,027
  Cumulative foreign currency translation          397         210
        Total stockholders' equity              47,860      72,916

                                            $   87,542  $ 190,922


                    See Notes to Pro Forma Consolidated Financial Statements
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                    DELTA AND PINE LAND COMPANY AND SUBSIDIARIES
               PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                   FOR THE YEARS ENDED AUGUST 31, 1993, 1994 AND 1995
                    (In thousands, except per share amounts)

                                    AUGUST 31,  AUGUST 31,  AUGUST 31,
                                       1993        1994        1995

NET SALES AND LICENSING FEES         $  77,605   $ 80,602    $ 97,976
COST OF SALES                           43,368     46,073      51,001

GROSS PROFIT                            34,237      34,529      46,975

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT                 4,413       5,495       6,260
SELLING                                  4,894       4,865       5,881
GENERAL AND ADMINISTRATIVE               9,312      11,148      15,564
                                        18,619      21,508      27,705

OPERATING INCOME                        15,618      13,020      19,270

INTEREST EXPENSE, NET                   (2,338)     (1,437)     (2,163)

OTHER                                      487         604         554

INCOME BEFORE INCOME TAXES              13,767      12,187      17,661

PROVISION FOR INCOME TAXES               5,149       4,359       6,726

NET INCOME                          $   8,618   $  7,828    $ 10,935


PRIMARY EARNINGS PER SHARE          $    0.44   $   0.38    $   0.52

NUMBER OF SHARES USED IN
 PRIMARY EARNINGS PER SHARE
 CALCULATIONS                           19,405      20,849      21,116



See Notes to Pro Forma Consolidated Financial Statements
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                   DELTA AND PINE LAND COMPANY AND SUBSIDIARIES
          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE NINE MONTHS ENDED MAY 31, 1996
                  (In thousands, except per share amounts)

                                                              MAY 31,
                                                               1996

NET SALES AND LICENSING FEES                               $  151,379
COST OF SALES                                                  93,026

GROSS PROFIT                                                   58,353

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT                                        6,411
SELLING                                                         6,262
GENERAL AND ADMINISTRATIVE                                     12,777
                                                               25,450

OPERATING INCOME                                               32,903

INTEREST EXPENSE, NET                                          (1,601)

OTHER                                                             270

INCOME BEFORE INCOME TAXES                                     31,572

PROVISION FOR INCOME TAXES                                     11,530

NET INCOME                                                     20,042

DIVIDENDS ON PREFERRED STOCK                                     (25)

NET INCOME APPLICABLE TO COMMON SHARES                    $   20,017

PRIMARY EARNINGS PER SHARE                                $     0.92

NUMBER OF SHARES USED IN
 PRIMARY EARNINGS PER SHARE
 CALCULATION                                                   21,774

FULLY DILUTED EARNINGS PER SHARE                          $      0.91

NUMBER OF SHARES USED IN
  FULLY DILUTED EARNINGS PER
  SHARE CALCULATION                                            21,906


See Notes to Pro Forma Consolidated Financial Statements
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                 DELTA AND PINE LAND COMPANY AND SUBSIDIARIES
        NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

 No pro forma adjustments were made to the pro forma consolidated financial statements.